First PacTrust Bancorp, Inc. Changes Name to
Banc of California, Inc.

New name reflects emergence as leading community bank in California

Los Angeles, California, July 15, 2013 – First PacTrust Bancorp, Inc. (NASDAQ: BANC) announced today that its corporate name will be changed to Banc of California, Inc. effective upon the filing of an amendment to its charter on July 16, 2013. The new name is intended to reflect the Company’s emergence as the leading community bank serving businesses and families in California and the West through the Company’s subsidiary banks, Pacific Trust Bank and The Private Bank of California. Banc of California Inc.’s trading symbol on NASDAQ will remain BANC.

About Banc of California, Inc.

Since 1941, Banc of California, Inc. (NASDAQ:BANC) through its banking subsidiaries Pacific Trust Bank and The Private Bank of California, has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $3 billion in consolidated assets and more than 60 banking locations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:

Banc of California, Inc.

Richard Herrin, 949-236-5300